AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
SKYE BIOSCIENCE, INC.
ARTICLE I
NAME
The name of the corporation is Skye Bioscience, Inc. (the “Corporation”).
ARTICLE II
REGISTERED OFFICE
The Corporation may, from time to time, in the manner provided by law, change the registered agent and registered office within the State of Nevada. The Corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.
ARTICLE III
PURPOSE
The Corporation is formed for the purpose of engaging in any lawful activity for which corporations may be organized under the laws of the State of Nevada.
ARTICLE IV
AUTHORIZED CAPITAL STOCK
Section 1.Authorized Capital Stock. The Corporation shall have the authority to issue an aggregate of one hundred million, two hundred thousand (100,200,000) shares of capital stock, par value $0.001 per share, consisting of (a) one hundred million (100,000,000) shares of common stock, par value $0.001 per share (the “Common Stock”), and (c) two hundred thousand (200,000) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). Common Stock and Preferred Stock may be issued from time to time by the Corporation for such consideration as shall be determined by the board of directors (the “Board”) of the Corporation. The capital stock of the Corporation, after the consideration therefor has been fully paid, shall not be assessable for any purpose, and no stock issued as fully paid shall ever be assessable or assessed, and these Amended and Restated Articles of Incorporation (as the same may be further amended from time to time, the “Articles of Incorporation”) shall not be amended in this particular. No stockholder of the Corporation shall be individually liable for the debts or liabilities of the Corporation. Except as otherwise provided in the Articles of Incorporation, including any certificate of designation relating to any series of Preferred Stock, the Articles of Incorporation may be amended, in accordance with the Nevada Revised Statutes (as amended from time to time, “NRS”), to increase or decrease the number of authorized shares of Common Stock or Preferred Stock (but no such decrease shall reduce the number of authorized shares of any class or series of the Corporation’s capital stock below the number of shares of such class or series then outstanding) with the approval of a majority of the voting power of the outstanding capital stock of the Corporation entitled to vote thereon, voting together as a single class, and without any separate vote by the holders of any class or series of the Corporation’s capital stock (as long as such action is not adverse to the interests of a separate class of the Corporation’s capital stock), irrespective of the provisions of NRS 78.1955 (or any successor provision thereto).
Section 2.Preferred Stock. The Board of the Corporation is hereby vested, to the fullest extent permitted under the NRS, with the authority to designate from time to time, by duly adopted resolution(s), one or more series of the Preferred Stock, to fix the number of shares of

Preferred Stock constituting such series and to prescribe the voting powers, designations, preferences, qualifications, limitations, restrictions and relative, participating, optional and other rights of such series. Any such resolution prescribing a series of Preferred Stock must include a distinguishing designation for such series. Before the issuance of any shares of any series of Preferred Stock, a certificate of designation with respect to such series, properly signed and filed pursuant to the NRS, must become effective. Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by the Articles of Incorporation, including the certificate of designation relating to such series of Preferred Stock, or the NRS. To the extent provided in the certificate of designation relating to a series of Preferred Stock, the Board may increase (but not above the total number of then authorized and undesignated shares of preferred stock) or decrease (but not below the number of shares of that series then outstanding) the number of shares of such series.
Section 3.Common Stock. No holder of Common Stock shall have the right to cumulate votes. The holders of Common Stock shall not have any conversion, redemption or preemptive rights. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to the Articles of Incorporation, including any certificate of designation relating to any series of Preferred Stock, that affects only the terms of one or more outstanding series of Preferred Stock if the holders of the affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote on such amendment pursuant to the Articles of Incorporation, including any certificate of designation relating to any series of Preferred Stock, or pursuant to the NRS.
(a)Voting Rights.
(1)Common Stock. Subject to the voting rights of any outstanding series of Preferred Stock, each share of Common Stock shall entitle the record holder thereof to one (1) vote per share, on all matters on which stockholders shall have the right to vote.
(b)Distributions.
(1)Subject to the rights of the holders of any outstanding series of Preferred Stock, holders of Common Stock shall be entitled to such dividends, if any, as may be declared thereon by the Board from time to time in its sole discretion out of assets or funds of the Corporation legally available therefor; provided that
(A)the holders of Common Stock shall have such distribution rights set forth in clause (2) below;
(B)if any distribution is declared on the Common Stock that is payable in shares of Common Stock, or securities convertible into, or exercisable or exchangeable for Common Stock, such distribution shall be paid in the same number of shares (or fraction thereof) on a per-share basis of the Common Stock (or securities convertible into, or exercisable or exchangeable for the same number of shares (or fraction thereof) on a per-share basis of the Common Stock; and
(C)in the case of any other distribution (including, without limitation, any distribution pursuant to a stock dividend or a “spinoff,” “split-off” or “split-up” reorganization or similar transaction) payable in shares or other equity interests of any corporation or other entity which immediately prior to the time of the distribution is a subsidiary of the Corporation and which possesses authority to issue more than one class of common equity securities (or securities convertible into, or exercisable or exchangeable for, such shares or equity interests) with voting characteristics identical or comparable to those of the Common Stock (such stock or equity interest being “Comparable Securities”), the distribution payable to the holders of Common Stock shall be paid only in shares or equity interests of such subsidiary with voting characteristics identical or comparable to those of the Common Stock (or securities convertible into, or exercisable or exchangeable for such shares or equity interests), and such distribution shall be paid in the same number of shares (or fraction thereof) on a per-share basis of the Common Stock (or securities convertible into, or exercisable or exchangeable for the same number of shares (or fraction thereof) on a per-share basis of the Common Stock).
(2)Any distribution declared by the Board on a share of Common Stock shall be declared in equal amounts with respect to each share of Common Stock (as determined in good faith by the Board in its sole discretion), provided that in the case of distributions payable in shares of Common Stock, or securities convertible into, or exercisable or exchangeable for, Common Stock, and in the case of distributions payable in Comparable Securities, each such distribution shall be paid as provided forth above in Section 3(b)(1).
(c)Merger, Conversion or Exchange. In the event of any merger, conversion or exchange of the Corporation with or into another entity (whether or not the Corporation is the surviving entity), the holders of the Common Stock shall be entitled to receive substantially identical per-share consideration.
(d)Rights Upon Dissolution, Liquidation or Winding-Up. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after distribution in full of the amounts to be distributed to the holders of shares of any outstanding series of Preferred Stock, the holders of shares of Common Stock (and, to the extent set forth in the certificate of designation relating thereto, the Preferred Stock) shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares held by them (or, with respect to any series of the Preferred Stock, as set forth in the certificate of designation relating to such series).
ARTICLE V
DIRECTORS
Section 1.Board; Number of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board. Except as otherwise fixed or provided for pursuant to the provisions of the Articles of Incorporation, including any certificate of designation relating to any series of Preferred Stock, the Total Number of Directors (as defined in Article XI) shall be determined from time to time, within the fixed minimum and maximum established in the Bylaws, exclusively by resolution adopted by the Board. Elections of directors need not be by written ballot unless otherwise required by the Bylaws.
Section 2.Vacancies. Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding, any newly-created directorship that results from an increase in the number of directors and any vacancy occurring in the Board shall be filled by the vote of a majority of the directors then in office, although less than a quorum, by a sole remaining director or by the stockholders entitled to vote thereon. Any director elected or appointed to fill a vacancy or newly created directorship shall hold office until the next election of directors and until his or her successor shall be elected and qualified, or until his or her earlier death, disability, resignation, retirement, disqualification or removal.

Section 3.Removal. Any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock of the Corporation, voting separately as a series or together with one or more other such series, as the case may be) may be removed from office by the vote of stockholders representing not less than two-thirds of the voting power of the outstanding capital stock of the Corporation entitled to vote thereon, voting as a single class.
Section 4.Directors Elected by Holders of Preferred Stock. For the duration of any period during which the holders of any series of Preferred Stock have the right to elect any of the directors: (i) the then otherwise Total Number of Directors shall be automatically increased by such specified number of directors, and the holders of such series of Preferred Stock shall be entitled to elect the directors so fixed or provided for pursuant to the terms of such series, (ii) each director so elected by such holders shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to such provisions, whichever occurs earlier, subject to his or her earlier death, disability, resignation, retirement, disqualification or removal, and (iii) removal of any such director shall require only the vote of the holders representing not less than two-thirds of the voting power of the outstanding shares of such series of Preferred Stock. Except as otherwise provided in the certificate of designation relating to such series of Preferred Stock, whenever the holders of any series of Preferred Stock having the right to elect additional directors are divested of such right pursuant to the provisions of the certificate of designation relating to such series, the terms of office of all directors so elected by the holders of such series pursuant to such right, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of any such director, shall forthwith terminate, the Total Number of Directors shall be reduced accordingly, and pursuant to the NRS, such termination shall not constitute a removal of such director pursuant to the NRS or under the Articles of Incorporation or Bylaws.
ARTICLE VI
MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT
Section 1.Annual Meetings of Stockholders. An annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution of the Board or a duly authorized committee thereof.
Section 2.Special Meetings of Stockholders. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose(s) may be called at any time only by or at the direction of (a) the Board, (b) the chairman of the Board or (c) two or more directors of the Board.
Section 3.Stockholder Action by Written Consent. Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting if, before or after the action, a written consent thereto is (a) signed by stockholders holding at least a majority of the voting power of the outstanding capital stock of the Corporation entitled to vote on such action (except that if a greater proportion of the voting power would be required for such an action at a meeting, then that proportion of written consents is required), and (b) delivered to the Corporation by delivery to its principal place of business, or an officer or agent of the Corporation having custody of the books in which proceedings of meetings of stockholders are recorded. Any such delivery made to the Corporation’s registered office shall be made by hand, overnight courier or by certified or registered mail, return receipt requested. In no instance where action is duly and properly authorized by written consent need a meeting of stockholders be called or, unless otherwise required by applicable law or any certificate of designation relating to any series of Preferred Stock, notice given.

ARTICLE VII
COMPETITION AND CORPORATE OPPORTUNITIES
Section 1.Purposes. The provisions of this Article are set forth (a) to regulate and define (i) the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as may involve any of the members of the Board who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates (as defined in Article XI), and (ii) the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection with such affairs and such classes or categories of opportunities, and (b) in recognition and anticipation that the Non-Employee Directors and/or their respective Affiliates may now or in the future engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage.
Section 2.Renunciation of Certain Corporate Opportunities. To the fullest extent permitted by law, none of the Non-Employee Directors and their respective Affiliates (collectively, the “Identified Persons”) shall have any duty to refrain from directly or indirectly (a) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (b) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any of such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, and the right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 3 of this Article. Subject to Section 3 of this Article, in the event that any Identified Person acquires knowledge of a potential transaction or business opportunity which may be a corporate opportunity for such Identified Person and for the Corporation or any of its Affiliates, such Identified Person, to the fullest extent permitted by law, shall have no duty to communicate or offer such transaction or business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for such Identified Person, or offers or directs such corporate opportunity to another Person.
Section 3.Limitations. The Corporation does not renounce its interest in, and Section 2 of this Article shall not apply to, any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered to such individual solely in his or her capacity as a director of the Corporation. In addition to and notwithstanding the foregoing provisions of this Article, a transaction or business opportunity shall not be deemed to be a “corporate opportunity” for the Corporation if it is a transaction or opportunity that (a) the Corporation is neither financially or legally able, nor contractually permitted, to undertake; (b) by its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation; or (c) is one in which the Corporation has no interest or reasonable expectancy.
ARTICLE VIII
AMENDMENTS TO ARTICLES OF INCORPORATION AND BYLAWS
Section 1.Amendments to Articles of Incorporation. Except as limited by the provisions of Article IV, Section 1, the Corporation reserves the right to amend, alter, change or repeal any provision contained in the Articles of Incorporation, in the manner now or hereafter prescribed by the NRS.
Section 2.Amendments to Bylaws. The Board of the Corporation is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the NRS or these Articles of Incorporation.
ARTICLE IX
INAPPLICABILITY OF CERTAIN NEVADA STATUTES
Section 1.Inapplicability of Combinations with Interested Stockholders Statutes. At such time, if any, as the Corporation becomes a “resident domestic corporation” (as that term is defined in NRS), the Corporation shall not be subject to, or governed by, any of the provisions in NRS 78.411 to 78.444, inclusive, as amended from time to time, or any successor statutes.
Section 2.Inapplicability of Acquisition of Controlling Interest Statutes. In accordance with the provisions of NRS 78.378, the provisions of NRS 78.378 to 78.3793, inclusive, as amended from time to time, or any successor statutes, relating to acquisitions of controlling interests in the Corporation, shall not apply to the Corporation or to any acquisition of any shares of the Corporation’s capital stock.
ARTICLE X
INDEMNIFICATION; EXCULPATION
Section 1.Indemnification; Payment of Expenses. To the fullest extent permitted under the NRS and other applicable law, the Corporation shall indemnify directors and officers of the Corporation in their respective capacities as such and in any and all other capacities in which any of them serves at the request of the Corporation. In addition to any other rights of indemnification permitted by the laws of the State of Nevada or as may be provided for by the Corporation in the Bylaws or by agreement, the expenses of directors and officers incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such director or officer in his or her capacity as a director or officer of the Corporation, must be paid, by the Corporation or through insurance purchased and maintained by the Corporation or through other financial arrangements made by the Corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation.
Section 2.Limitation on Liability. The liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS. If the NRS are amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended from time to time.
Section 3.Amendment and Conflicts. Any repeal or modification of Section 1 or Section 2 of this Article approved by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the liability of a director or officer of the Corporation existing as of the time of such repeal or modification. The provisions of this Article X relating to indemnification shall constitute a contract between the Corporation and each of its directors and officers which may be modified as to any director or officer only with that person’s consent or as specifically provided in these Articles of Incorporation and in the Bylaws. Notwithstanding any other provision of these Articles of Incorporation relating to their amendment generally, any repeal or amendment of this Article X which is adverse to any director or officer shall apply to such director or officer only on a prospective basis, and shall not limit the rights of such director or officer to indemnification with respect to any action or failure to act occurring prior to the time of such repeal or amendment. Notwithstanding any other provision of these Articles of Incorporation (including, without limitation, Article VIII), no repeal or amendment of these Articles of Incorporation shall affect any or all of this Article X so as to limit or reduce the indemnification in any manner unless adopted by (i) the unanimous vote of the directors of the Corporation then serving, and (ii) the stockholders in accordance with these Articles of Incorporation and applicable law; provided that no such amendment shall have a retroactive effect inconsistent with the preceding sentence. In the event of any conflict between Section 1 or Section 2 of this Article and any other provision of the Articles of Incorporation, the terms and provisions of Section 1 and/or Section 2 of this Article shall control.
ARTICLE XI
MISCELLANEOUS; CERTAIN DEFINED TERMS
Section 1.Mandatory Forum. To the fullest extent permitted by law, and unless the Corporation consents in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada, shall be the sole and exclusive forum for (a) any derivative action or proceeding brought in the name or right of the Corporation or on its behalf, (b) any action asserting a claim for breach of any fiduciary duty owed by any director, officer, employee, consultant or agent of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action arising or asserting a claim arising pursuant to any provision of the NRS or any provision of the Articles of Incorporation or Bylaws, (d) any action to interpret, apply, enforce or determine the validity of the Articles of Incorporation or Bylaws or (e) any action asserting a claim governed by the internal affairs doctrine.
Section 2.Severability. If any provision or provisions of these Articles of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provision(s) in any other circumstance and of the remaining provisions of these Articles of Incorporation (including, without limitation, each portion of any paragraph of the Articles of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of these Articles of Incorporation (including, without limitation, each such portion of any paragraph of the Articles of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed (i) so as to permit the Corporation to protect its directors, officers, employees, consultants and agents from personal liability in respect of their service or (ii) for the benefit of the Corporation to the fullest extent permitted by law.
Section 3.Certain Defined Terms. As used in these Articles of Incorporation, the following capitalized terms shall have the respective meanings set forth below:
(a)“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Securities Exchange Act of 1934.
(b)“Person” shall mean any natural person, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.
(c)“Total Number of Directors” shall mean, at any time, the total number of authorized directors then comprising the entire Board of the Corporation.

(d)“Voting Stock” shall mean, at any time, the capital stock of the Corporation then entitled to vote generally in the election of directors.
Section 4.Deemed Notice and Consent. To the fullest extent permitted by law, each and every Person purchasing or otherwise acquiring any interest (of any nature whatsoever) in any shares of the capital stock of the Corporation shall be deemed, by reason of and from and after the time of such purchase or other acquisition, to have notice of and to have consented to all of the provisions of (a) these Articles of Incorporation (including, without limitation, Article VII hereof, Section 1 of this Article and this Section 4), (b) the Bylaws and (c) any amendment to these Articles of Incorporation or the Bylaws enacted or adopted in accordance with these Articles of Incorporation, the Bylaws and applicable law.
IN WITNESS WHEREOF, I have executed this Certificate of Amended and Restated Articles of Incorporation of Skye Bioscience, Inc. as of     February 4    , 2021.

Name:	Punit Dhillon
Title:	CEO and Chair